Exhibit 99

NEWS RELEASE

Contact:               Bob Cardon, Dynatronics Corp.
         800-874-6251, or 801-568-7000

Dynatronics Appoints R. Scott Ward, PT PhD to its Board of Directors

Salt Lake City, Utah (June 5, 2013) – Dynatronics Corporation (NASDAQ: DYNT) today announced the appointment of R. Scott Ward, PT PhD to its board of directors to fill the vacancy created by the resignation of board member, Val J. Christensen.  Mr. Christensen has accepted an overseas assignment from his church that necessitated his resignation.

The Nominating Committee of the Board of Directors conducted a search for a new director in anticipation of Mr. Christensen’s departure and presented Dr. Ward as the nominee to the Company’s board of directors at its meeting on June 3, 2013.  Dr. Ward is the chairman of the department of physical therapy at the University of Utah.  He is the past president of the American Physical Therapy Association, a position he held from 2006 to 2012.  In addition, Dr. Ward served as chair of the rehabilitation committee of the American Burn Association. He has published extensive research studies related to wound care and burn rehabilitation.  Dr. Ward received a Bachelor of Arts degree in Physical Therapy and a Doctor of Philosophy degree in Physiology from the University of Utah.

 “Val Christensen’s contributions over the past 14 years have been highly valued,” stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “His perspective and business acumen will be missed.  Nevertheless, we are excited about adding Dr. Ward to our board.  His depth of experience in physical medicine, patient treatments and knowledge of our industry brings timely expertise to our board. We appreciate his enthusiasm, insights and ideas for helping formulate the strategic direction of the company and look forward to working with him.”

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.